Exhibit 99.1

Benihana Inc. Reports Total Restaurant Sales and Comparable Restaurant Sales for the First Fiscal Quarter 2010

Company Updates Development Activity

MIAMI--(BUSINESS WIRE)--July 29, 2009--Benihana Inc. (NASDAQ: BNHNA; BNHN), operator of the nation’s largest chain of Japanese theme and sushi restaurants, today reported total restaurant sales and comparable restaurant sales for the sixteen-week first fiscal quarter ended July 19, 2009. The Company also updated its recent development activity.

First Fiscal Quarter 2010 Restaurant Sales

Total restaurant sales increased 1.7% to $95.5 million in the first fiscal quarter 2010 from $93.9 million in the first fiscal quarter 2009. For the first fiscal quarter 2010, Company-wide comparable restaurant sales were (10.1%), comprised of (13.1%) at Benihana teppanyaki, 3.5% at RA Sushi, and (14.8%) at Haru.

During the period, Benihana teppanyaki represented approximately 66.2% of consolidated restaurant sales, while RA Sushi and Haru accounted for 23.2% and 10.6% of consolidated restaurant sales, respectively. There were a total of 1,532 store-operating weeks in the first fiscal quarter 2010 compared to 1,348 store-operating weeks in the first fiscal quarter 2009.

“Our Company-wide comparable sales slowed modestly versus the preceding quarter, which mirrors what we have seen across the industry over the same horizon. We are however encouraged by the performance of RA Sushi, which returned to positive sales territory despite continued challenges in some of its largest markets. As we said before, we are in the process of reevaluating the experience at our largest concept, Benihana teppanyaki. Our Benihana Renewal Program addresses improving our guest perceptions as they relate to image, quality, consistency, and lack of Japan. We are elevating the quality of our food and beverages and raising the level of service standards. These efforts are focused on increasing guest frequency and ultimately bolstering our top-line,” said Richard C. Stockinger, Chief Executive Officer.

Development Activity

During the first fiscal quarter 2010, the Company opened two RA Sushi restaurants in Atlanta, Georgia and Houston, Texas, and one Benihana teppanyaki restaurant in Orlando, Florida, while a franchisee opened a Benihana teppanyaki restaurant in Monterey, California.

The Company has also terminated the lease for the previously planned RA Sushi restaurant in Orlando, Florida.

About Benihana

Benihana Inc. (Nasdaq: BNHNA) (Nasdaq: BNHN) operates 98 restaurants nationwide, including 65 Benihana teppanyaki restaurants, nine Haru sushi restaurants, and 24 RA Sushi Bar restaurants. Under development at present are two restaurants -- one Benihana teppanyaki restaurant and one RA Sushi restaurant. In addition, 22 franchised Benihana teppanyaki restaurants are operating in the U.S., Latin America and the Caribbean.

To learn more about the Company and its three Japanese theme and sushi restaurant concepts, please view the corporate video at www.benihana.com/about/video.

CONTACT:
ICR
Raphael Gross or Tom Ryan, 203-682-8200